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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF TRAFFIX, INC.

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
                                                                     STATE OF INCORPORATION
SUBSIDIARY                                                              OR ORGANIZATION
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
1.   GroupLotto, Inc.                                                    Delaware
2.   MultiBuyer, Inc.                                                    Delaware
3.   Quintelcomm, Inc.                                                   Delaware
4.   Quintel Financial Information Services, Inc.                        Delaware
5.   Calling Card Company, Inc.                                          New York
6.   New Lauderdale L.C.                                                 Florida
7.   N.L. Corp.                                                          Delaware
8.   Creative Direct Marketing, Inc.                                     Delaware
9.   Quintel Hair Products, Inc.                                         Delaware
10.  Quintel Products, Inc.                                              Delaware
11.  Quintelco., Inc.                                                    Delaware
12.  Quintel Psychic Zone, Inc.                                          Delaware
13.  Quintel LaBuick Products, LLC                                       Delaware
14.  Montvale Management, LLC                                           New Jersey
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